Exhibit 99

Contact:
Jay Roberts	Sandra Taylor, Ph.D.
Chief Financial Officer	Vice President of Marketing, Daou
610.594.2700	610.594.2700
ir@daou.com	sandra.taylor@daou.com

Daou Systems, Inc. Announces Second Quarter Financial Results

EXTON, Pa. — (August 5, 2004) — Daou Systems, Inc. (“Daou”) (OTCBB: DAOU) today reported financial results for the second quarter 2004. For the second quarter, Daou reported a net loss available to common stockholders of $1,323,000 or ($0.06) per basic and diluted share, on net revenue of $6,643,000. This compares to net income available to common stockholders of $556,000, or $0.03 per basic share and $0.02 per diluted share, on net revenue of $11,202,000 for the second quarter of 2003.

Daou’s net revenue decreased 41% or $4.6 million to $6.6 million for the three months ended June 30, 2004 from $11.2 million for the three months ended June 30, 2003. The decrease was primarily due to the discontinuation of support center management services, the completion of a large network upgrade project, the continued softness in the demand for new implementations of financial and administrative software solutions in the payer market, and the delays and resulting decline in activity with federal government health care.

Cost of revenue before reimbursable expenses decreased 31% or $2.2 million to $4.9 million for the three months ended June 30, 2004 from $7.1 million for the three months ended June 30, 2003. The decrease was attributable primarily to reductions in billable professionals as well as to a decrease in direct material costs of $0.7 million as a result of the completion of a large network upgrade project at the end of the first quarter 2004.

Gross margin was 26% in the second quarter of 2004, compared to 37% in the second quarter of 2003. Daou experienced lower margins on professional services related to infrastructure services, managed care system implementation services, and government healthcare integration services. Lower margins were attributable to downward pricing pressure for professional IT services and lower utilization of professional staff as a result of weakening trends in the demand for these services.

“We have experienced a continued downturn in revenue and earnings,” said Vincent K. Roach, newly named President and Chief Executive Officer, “and are actively considering further steps to offset these trends in revenue by improving our sales strategy to more effectively capture new opportunities and by aligning our expenses to fit the size of our business.” According to Roach, since being named to the CEO post only a few weeks ago, he is focused on assessing the current operational challenges faced by Daou, and developing a plan to improve earnings in the 2004 fiscal year.

Daou reported that management will not be holding an earnings conference call to discuss second quarter earnings results.

About Daou

Daou Systems, Inc. (OTCBB: DAOU) provides expert consulting and management services to healthcare organizations in the design, deployment and support of IT infrastructure and application systems. Daou offers a range of comprehensive services, from mobile health and web services strategies to application implementation and support; from government and commercial integration services to best practices in help desk, break/fix and desktop support. Daou has provided services to more than 1,600 healthcare organizations, including leading private and public hospitals, managed care organizations on both the payer and provider sides of the market, as well as integrated healthcare delivery networks and some of the nation’s largest government healthcare entities. Daou Systems, Inc. is a publicly traded company listed on the OTC Bulletin Board under the stock symbol DAOU.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Daou Systems, Inc. You should not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the word “estimate,” “anticipate,” “hope”, “believe,” “think”, “expect,” “intend”, “plan” or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, you should carefully review various risks and uncertainties identified in this report, including the matters set forth under the captions “Risk Factors” and in Daou’s other SEC filings, including those more fully set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of Daou’s Form 10-K for the year ended December 31, 2003 on file with the SEC. These risks and uncertainties could cause Daou’s actual results to differ materially from those indicated in the forward-looking statements. We do not undertake any obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

Daou Systems, Inc.

Statements of Operations

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue before reimbursements (net revenue)	$6,643	$11,202	$15,481	$22,419
Out-of-pocket reimbursements	595	915	1,304	1,845

Total revenue	7,238	12,117	16,785	24,264
Cost of revenue before reimbursable expenses	4,888	7,089	12,010	14,784
Out-of-pocket reimbursable expenses	595	915	1,304	1,845

Total cost of revenue	5,483	8,004	13,314	16,629

Gross profit	1,755	4,113	3,471	7,635

Operating expenses:
Sales and marketing	810	1,220	1,967	2,305
General and administrative	1,944	2,070	3,457	3,885

	2,754	3,290	5,424	6,190

Loss (income) from operations	(999)	823	(1,953)	1,445
Other income, net	45	50	88	102

(Loss) income before income taxes	(954)	873	(1,865)	1,547
Provision for income taxes	—	15	—	15

Net (loss) income	(954)	858	(1,865)	1,532
Accrued dividends on preferred stock	(369)	(302)	(733)	(600)

Net (loss) income available to common stockholders	$(1,323)	$556	$(2,598)	$932

(Loss) earnings per common share:
Basic	$(0.06)	$0.03	$(0.12)	$0.05

Diluted	$(0.06)	$0.02	$(0.12)	$0.04

Shares used in computing (loss) earnings per common share
Basic	21,675	20,813	21,506	20,686

Diluted	21,675	26,324	21,506	26,127

Daou Systems, Inc

Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$10,926	$13,045
Short-term investments	109	102
Accounts receivable, net	6,229	8,226
Contract work in progress	151	1,457
Other current assets	745	640

Total current assets	18,160	23,470

Equipment, furniture and fixtures, net	1,092	1,144
Other assets	569	614

	$19,821	$25,228

Current liabilities:
Accounts payable and other accrued liabilities	$1,687	$2,171
Accrued salaries and benefits	2,219	4,063
Deferred revenue	220	1,426

Total current liabilities	4,126	7,660

Long-term liabilities	475	523

Stockholders’ equity	15,220	17,045

	$19,821	$25,228

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